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                       EYE CARE CENTERS OF AMERICA, INC.

                     ECCA CHIEF EXECUTIVE OFFICER TO RETIRE

                                 PRESS RELEASE


EYE CARE CENTERS OF AMERICA, INC., a Texas corporation, today announced that Mr. Bernard W. Andrews, with over 38 years in the retail industry, has decided to retire as Chief Executive Officer of the Company. Mr. David E. McComas, currently President and Chief Operating Officer, will succeed Bernie as Chief Executive Officer and become a director, on July 2, 2001. Bernie will continue as Chairman of the Board.

Bernie stated "I have worked with David McComas for a number of years and have a great deal of confidence in his operating and business acumen. Dave's experience, as well as his contributions since joining ECCA, certainly warrants the confidence the Board is demonstrating in this appointment. I look forward to working with Dave as we move forward."

Dave joined ECCA in July 1998 as President and Chief Operating Officer. Prior to joining Eye Care Centers of America, Inc., he was Western Division President of Circuit City Stores from 1994 to 1998. Dave has over thirty years of retail management experience with Sears, Roebuck & Company and Montgomery Ward Holding Company. Since 1996, he has served as a Director of West Marine, Inc.

Dave added, "I am very excited about this opportunity at ECCA. We have built a strong management team and with them, and our 4,500 associates, we will continue to be customer-driven and results oriented."

Mr. Anthony J. DiNovi, Managing Director, Thomas H. Lee Company and a director of Eye Care Centers of America, Inc., commented, "We sincerely appreciate Bernie's tremendous contributions to Eye Care Centers of America and wish him the very best. We look forward to his continuing participation as Chairman. David McComas brings years of senior retail management experience to his new assignment and we look forward to working with David as the new Chief Executive Officer."

Eye Care Centers of America, Inc. operates 361 stores, 287 of which are optical superstores, in 32 states, under the trade names of "EyeMasters", "Binyon's", "Visionworks", "Hour Eyes", "Dr. Bizer's Visionworld", "Dr. Bizer's ValuVision", "Stein Optical", "Vision World", "EYE DRx", and "Doctor's Visionworks".

Company Contact:

Alan Wiley      Executive Vice President, CFO      210-524-6690